Exhibit 5.1

April 12, 2011

Gammon Gold Inc.

56 Temperance Street

Suite 501

Toronto, Ontario

M5H 3V5

Dear Sirs and Mesdames:

Re:	Gammon Gold Inc. (the “Company”) – Form S-8 Registration Statement

We have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, in connection with the registration with the Commission of up to 1,112,483 of the Company’s common shares (the “Shares”) of which (i) 802,108 Shares are registered in connection with the issuance to employees of Capital Gold Corporation (“Capital”) pursuant to the exercise of stock options or other securities-based incentives granted under the stock plans listed in Annex A hereto (“Stock Plans”) and converted into awards with respect to Shares and (ii) 310,375 Shares are registered in connection with any change of control payment that shall be payable in Shares at the sole election of the Company pursuant to the change of control agreements between Capital and certain of its officers listed in Annex B hereto (the “Change of Control Agreements”), in each case, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of October 1, 2010, as amended on October 29, 2010, March 9, 2011 and March 17, 2011 (collectively, the “Merger Agreement”), by and among the Company, Capital and Capital Gold Acquireco, Inc. (“Acquireco”), a Delaware corporation and a wholly-owned subsidiary of the Company.

This opinion is being delivered in connection with the Registration Statement to which this opinion appears as an exhibit.

The opinion set out below is limited to the laws currently in force in the Province of Quebec and the federal laws of Canada applicable therein.

Examinations

We have examined and are relying on the following documents and records for the purposes of the opinions hereinafter expressed:

(a)	a copy of the Registration Statement;

(b)	a copy of the Merger Agreement;

(c)	a certificate dated the date hereof of an officer of the Company (the “Officer’s Certificate”), including a certified copy of the resolutions passed by the board of directors of the Company on September 29, 2010 and October 29, 2010 approving the Merger Agreement and related transactions.

We have relied upon the certificates and other documents referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent check or verification of such factual matters.

Reliance and Assumptions

For the purposes of the opinions expressed below, we have assumed:

(a)	the genuineness of all signatures on each document that we have examined;

(b)	the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic and complete originals of all documents submitted to us as copies, whether photostatic, telecopied or otherwise; and

(c)	the legal power, capacity and authority of all natural persons signing in their individual capacities.

Opinion

Based and relying upon the foregoing, and subject to the assumptions and limitations stated herein, we are of the opinion that:

1.	when the Shares are issued or delivered in accordance with the terms of the applicable Stock Plan, such Shares will be validly issued, fully paid and non-assessable common shares of the Company; and

2.	upon the due issuance of the Shares in accordance with the terms and conditions of the Change of Control Agreements, such Shares will be validly issued as fully paid and non-assessable common shares of the Company.

Limitation

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Yours very truly,

FASKEN MARTINEAU DUMOULIN LLP

“Fasken Martineau DuMoulin LLP”

Annex A

Stock Plans

Capital Gold Corporation 2006 Equity Incentive Plan

Nayarit Gold Inc. Stock Option Plan

Annex B

Change of Control Agreements

Amended and Restated Engagement Agreement, dated as of January 1, 2009, between Capital Gold Corporation and Christopher M. Chipman.

Amendment No. 1 to Amended and Restated Engagement Agreement, dated April 7, 2011, between Capital Gold Corporation and Christopher M. Chipman.

Amended and Restated Engagement Agreement, dated as of January 1, 2009, between Capital Gold Corporation and J. Scott Hazlitt.

First Amendment to Amended and Restated Engagement Agreement, dated as of March 18, 2010, between Capital Gold Corporation and J. Scott Hazlitt.

Second Amendment to Amended and Restated Engagement Agreement, dated as of July 19, 2010, between Capital Gold Corporation and J. Scott Hazlitt.

Amendment No. 3 to Amended and Restated Engagement Agreement, dated April 7, 2011, between Capital Gold Corporation and J. Scott Hazlitt.

Employment Letter, dated September 12, 2007, between Capital Gold Corporation and Michael M. Aiello.

Amendment to Offer of Employment Letter, dated April 7, 2011, between Capital Gold Corporation and Michael M. Aiello.

Employment Letter, dated April 3, 2008, between Capital Gold Corporation and Kelly Cody.

Amendment to Offer of Employment Letter, dated April 7, 2011, between Capital Gold Corporation and Kelly Cody.

Employment Letter, dated October 7, 2009, between Capital Gold Corporation and Katherin E. O’Brien.

Amendment to Offer of Employment Letter, dated April 7, 2011, between Capital Gold Corporation and Katherine E. O’Brien.